Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2016 RESULTS

Third quarter 2016 loss per share of $(0.06) compared with $0.04 income last year

Year-to-date 2016 income per share of $0.53 compared with $0.79 last year

SAVANNAH, GA (November 22, 2016) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the third quarter of fiscal 2016.

Financial Highlights — Third quarter ended October 29, 2016

Total sales in the third quarter ended October 29, 2016 increased 1.1% to $160.7 million compared with $158.9 million in the third quarter ended October 31, 2015.  Comparable store sales decreased 1.0% in the quarter.

Net loss was $(0.8) million, or $(0.06) per diluted share, in the third quarter of 2016 compared with net income of $0.6 million, or $0.04 per diluted share, in last year’s third quarter.  Selling, general and administrative expenses in last year’s third quarter included a $0.9 million pretax benefit from a legal recovery, which had a positive impact on income per diluted share of $0.04 in the third quarter of 2015.

During this year’s third quarter, the Company opened seven new stores, relocated or expanded three other stores and closed four stores.

Financial Highlights — First three quarters ended October 29, 2016

Total sales in the first three quarters of fiscal 2016 increased 0.4% to $509.7 million compared with $507.7 million in the same period of fiscal 2015.  Comparable store sales decreased 1.6% in the first three quarters of this year.

Net income was $7.8 million, or $0.53 per diluted share, in the first three quarters of this year, compared with $12.1 million, or $0.79 per diluted share, in last year’s first three quarters.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2910.  A replay of the conference call will be available until November 29, 2016, by dialing (402) 977-9140 and entering the passcode, 21818614.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is an off-price retailer of urban fashion apparel and accessories for the entire family.  The Company operates 533 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance, the declaration and payment of dividends, the repurchase of the Company’s shares, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Jason Mazzola
	Chief Operating Officer and	President and Chief Executive Officer
	Chief Financial Officer	(912) 443-3990
(912) 443-2075

2

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 29, 2016	October 31, 2015
	(unaudited)	(unaudited)
Net sales	$160,716	$158,937

Cost of sales (exclusive of depreciation shown separately below)	(100,386)	(97,565)
Selling, general and administrative expenses	(57,637)	(55,616)
Depreciation	(4,223)	(4,589)
Asset impairment	(61)	—
(Loss) income from operations	(1,591)	1,167
Interest income	146	107
Interest expense	(39)	(107)
(Loss) income before income tax benefit (expense)	(1,484)	1,167
Income tax benefit (expense)	648	(553)
Net (loss) income	$(836)	$614

Basic net (loss) income per common share	$(0.06)	$0.04
Diluted net (loss) income per common share	$(0.06)	$0.04

Weighted average shares used to compute basic net (loss) income per share	14,677	15,056
Weighted average shares used to compute diluted net (loss) income per share	14,677	15,115

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015
	(unaudited)	(unaudited)
Net sales	$509,664	$507,728

Cost of sales (exclusive of depreciation shown separately below)	(313,345)	(308,253)
Selling, general and administrative expenses	(172,073)	(167,131)
Depreciation	(12,961)	(14,022)
Asset impairment	(282)	—
Income from operations	11,003	18,322
Interest income	408	222
Interest expense	(120)	(201)
Income before income tax expense	11,291	18,343
Income tax expense	(3,510)	(6,288)
Net income	$7,781	$12,055

Basic net income per common share	$0.53	$0.80
Diluted net income per common share	$0.53	$0.79

Weighted average shares used to compute basic net income per share	14,649	15,112
Weighted average shares used to compute diluted net income per share	14,652	15,167

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	October 29, 2016	October 31, 2015
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$36,956	$41,585
Short-term investment securities	34,132	34,142
Inventory	130,752	129,433
Prepaid and other current assets (1)	18,570	13,705
Property and equipment, net	54,478	49,978
Long-term investment securities	29,183	30,582
Other noncurrent assets (1)	9,211	13,504
Total assets	$313,282	$312,929

Liabilities and Stockholders’ Equity:
Accounts payable	$59,098	$58,210
Accrued liabilities	25,718	29,759
Other current liabilities	1,974	2,284
Noncurrent liabilities	8,130	6,225
Total liabilities	94,920	96,478

Total stockholders’ equity	218,362	216,451
Total liabilities and stockholders’ equity	$313,282	$312,929

(1) October  31, 2015 deferred tax asset balances reflect a reclassification between current and noncurrent assets totaling $4,544 in connection with the retrospective adoption of ASU 2015-17 in 2016.